Exhibit 95.1

We operate the following surface mines in Nevada and Utah to produce construction aggregates:

1.	Portable Crusher #1001 – MSHA ID #2602669
2.	Portable Crusher #1002 – MSHA ID #2601858
3.	Portable Crusher #1003 – MSHA ID #2601920
4.	Portable Crusher #1005 – MSHA ID #2602199
5.	Portable Crusher #1006 – MSHA ID #2602200

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires domestic mine operators to disclose violations and orders issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the federal Mine Safety and Health Administration (“MSHA”).

During the year ended December 31, 2012, with respect to our mines:
•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
•	MSHA did not issue any imminent danger orders requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•	MSHA did not propose any assessments under the Mine Act.
•	We did not experience any mining-related fatalities.
•
We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or written notice of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

There were no pending legal actions before the Federal Mine Safety and Health Review Commission during the quarter ended March 31, 2013.